Exhibit 99.1

NEWS RELEASE
Contact: Lynne Warne
(615) 974-6003
warnely@voughtaircraft.com
Vought Concludes Sale of South Carolina Operations
     DALLAS, JULY 30, 2009 – Vought Aircraft Industries, Inc. today announced that it completed the sale of the business and operations conducted at its South Carolina facility to a subsidiary of The Boeing Company. The Vought facility, located in North Charleston, performs fabrication, and assembly of structures and systems installation of 787 aft-fuselage sections.
     “Although we have now closed an important chapter in our company’s history, we take pride in knowing Vought’s contribution will live on in this revolutionary aircraft,” said Elmer Doty, president and CEO of Vought Aircraft Industries. “We salute the successful collaboration on this historic 787 project with state and local officials, business and education leaders and our employees from South Carolina. We are proud to have played a role in establishing the aerospace industry in the Lowcountry.”
     Vought Aircraft Industries, Inc. (www.voughtaircraft.com) is one of the world’s largest independent suppliers of aerostructures. Headquartered in Dallas, the company designs and manufactures major airframe structures such as wings, fuselage subassemblies, empennages, nacelles and other components for prime manufacturers of aircraft. Vought has annual revenue of approximately $1.8 billion and about 6,000 employees in eight U.S. locations.
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Vought Aircraft Industries, Inc. Post Office Box 655907 Dallas, Texas 75265-5907 www.voughtaircraft.com